Registration No. 333-153428

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-153428

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPEEDEMISSIONS, INC.
(Exact name of registrant as specified in its charter)

Florida	33-0961488
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1015 Tyrone Road, Suite 710, Tyrone, Georgia	30290
(Address of principal executive offices)	(Zip Code)

Speedemissions, Inc. Amended and Restated 2005 Omnibus Stock Grant and Option Plan
(Full title of the plan)

 Richard A. Parlontieri
President and Chief Executive Officer
1015 Tyrone Road, Suite 710
Tyrone, Georgia, 30290
 (770) 306-7667

(Name, address and telephone number of agent for service)
____________________________

With Copies to:

Neil E. Grayson, Esq.
Nelson Mullins Riley & Scarborough LLP
Warner Norcross & Judd LLP
104 S. Main Street, Suite 900
Greenville, South Carolina 29601
(864) 250-2235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of Speedemissions, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (“Shares”), and any other securities remaining unissued under the Registration Statement on Form S-8 (No. 333-153428), which was filed with the U.S. Securities and Exchange Commission on September 11, 2008, pertaining to the registration of 53,496 Shares issuable under the Registrant’s Amended and Restated 2005 Omnibus Stock Grant and Option Plan (the “Registration Statement”).

The Registrant has terminated all offerings of Shares pursuant to the Registration Statement. Accordingly, and in accordance with an undertaking made by Registrant in the Registration Statement, the Registrant hereby removes from registration any and all Shares originally reserved under the Registration Statement which are unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyrone, State of Georgia, on this 4th day of October, 2017.

SPEEDEMISSIONS, INC.

By:	/s/ Richard A. Parlontieri
Richard A. Parlontieri President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.